UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2009

CRESCENT BANKING COMPANY

(Exact name of registrant as specified in its charter)

Georgia	0-20251	58-1968323
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Caring Way, Jasper, Georgia	30143
(Address of principal executive offices)	(Zip Code)

(678) 454-2266

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement.

Effective July 16, 2009, Crescent Banking Company, a Georgia corporation (the “Company”) that is the parent holding company of Crescent Bank and Trust Company, a Georgia chartered bank (the “Bank”), entered into a Written Agreement (the “Agreement”) with the Federal Reserve Bank of Atlanta (the “FRB Atlanta”) and the Banking Commissioner of the State of Georgia (the “Georgia Commissioner”). The Board of Governors of the Federal Reserve (the “Federal Reserve”) will make a copy of the Agreement available on the “List of Enforcement Actions” page of its Internet website, which is located at www.federalreserve.gov/boarddocs/enforcement/search.cfm. The contents of the Federal Reserve’s Internet website are not incorporated by reference into, and are not otherwise a part of, this Current Report on Form 8-K (this “Report”).

The Agreement limits the Company’s ability to directly or indirectly receive from the Bank dividends or any form of payment representing a reduction in capital of the Bank without the prior written approval of the FRB Atlanta and the Georgia Commissioner. The Agreement also limits the Company’s ability to declare or pay any dividends unless: (i) such declaration or payment is consistent with the Federal Reserve’s Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985, and the Georgia Department of Banking and Finance’s Statement of Policies; and (ii) the Company has received the prior written approval of the FRB Atlanta, the Director of the Division of Banking Supervision and Regulation of the Federal Reserve (the “Director”) and the Georgia Commissioner. The Agreement further limits the Company’s and its nonbank subsidiaries’ ability to make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without the prior written approval of the FRB Atlanta, the Director and the Georgia Commissioner. All requests for prior approval must be received by the FRB Atlanta and the Georgia Commissioner at least 30 days prior to the proposed dividend declaration date, the date of any proposed distribution on subordinated debentures and/or the date of any required notice of deferral on trust preferred securities, as applicable. Any such notice must contain certain current and projected financial information, including the Company’s capital, earnings and cash flow and the Bank’s capital, asset quality, earnings and allowance for loan and lease losses, and also must identify the sources of funds for the proposed payment or distribution.

The Agreement prohibits the Company and any nonbank subsidiary from directly or indirectly: (i) incurring, increasing or guaranteeing any debt; and (ii) purchasing or redeeming any shares of its common stock, in each case, without the prior written approval of the FRB Atlanta and the Georgia Commissioner.

Within 60 days of the Agreement, the Company must submit to the FRB Atlanta and the Georgia Commissioner a written capital plan to maintain sufficient capital at the Company on a consolidated basis, and at the Bank on a stand-alone basis. The Company must adopt the capital plan within 10 days of the approval of such plan by the FRB Atlanta and the Georgia Commissioner, and subsequently implement and comply with the provisions of the approved plan. During the term of the Agreement, the approved capital plan may not be amended or rescinded without the prior written approval of the FRB Atlanta and the Georgia Commissioner. Further, the Company must provide the FRB Atlanta and the Georgia Commissioner with written notice no more than 30 days after the end of any quarter in which the consolidated entity’s or the Bank’s capital ratio falls below the capital plan’s minimum ratios, along with a capital plan to increase such ratios above the plan’s minimum.

The Company’s Board of Directors must, within 30 days after the end of each calendar quarter, submit a written progress report to the FRB Atlanta and the Georgia Commissioner detailing the form and manner of all actions taken to secure the Company’s compliance with the Agreement and the results of such actions, as well as a the Company’s balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.

The Agreement also requires the Company to provide written notice to the Georgia Commissioner prior to the appointment of any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive position. The Company must comply with the notice provisions of Section 32 of the Federal Deposit Insurance Act, as amended (the “FDI Act”) and Subpart H of the Federal Reserve’s Regulation Y, and further comply with the restrictions on indemnification and severance payments set forth in Section 18(k) of the FDI Act and Part 359 of the Federal Deposit Insurance Corporation’s (the “FDIC”) regulations.

The Agreement does not affect the Bank’s ability to continue to conduct its banking business with customers in a normal fashion. Banking products and services, hours of business, Internet banking, and free worldwide ATM usage will all be unaffected. The Bank’s deposits will remain insured by the FDIC to the maximum allowed by law. The Agreement will remain effective and enforceable until stayed, modified, terminated or suspended in writing by the FRB Atlanta and the Georgia Commissioner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 17, 2009	CRESCENT BANKING COMPANY

	By:	/S/ J. DONALD BOGGUS
J. Donald Boggus
President and Chief Executive Officer